EXHIBIT 10.6
INTELLECTUAL PROPERTY LICENSE AND TRANSFER AGREEMENT

Parties:

STICHTING SYMBID IP FOUNDATION

and

SYMBID COÖPERATIE UA

15 November 2016 Executed version

Houthoff Buruma
P.O. Box 75505, 1070 AM Amsterdam Gustav Mahlerplein 50, Amsterdam

CONTENTS

1.	Definitions and interpretation	1
2.	Grant of License	1
3.	Sublicensing	1
4.	Ownership of intellectual property rights	1
5.	Term and termination	1
6.	Limitation of Liability	1
7.	No warranties	1
8.	Intellectual property infringement	1
9.	Force Majeure	1
10	Confidentiality	1
11	Miscellaneous	1
12	Governing law and jurisdiction	1

ANNEXES

Annex A
Symbid IP and Symbid Know-How

I.
STICHTING SYMBID IP FOUNDATION, a foundation (stichting), incorporated under the laws of the Netherlands with its registered seat in Rotterdam, the Netherlands, having its business address at Marconistraat 16, 3016BK Rotterdam, the Netherlands, registered in the Trade Register of the Chamber of Commerce under number 58919902 ("Symbid Foundation");
and
II.
SYMBID COÖPERATIE UA, a cooperative (coöperatie), incorporated under the laws of the Netherlands with its registered seat in Rotterdam, the Netherlands, having its business address at Marconistraat 16, 3029 AK Rotterdam, the Netherlands, registered in the Trade Register of the Chamber of Commerce under number 52466825 ("Symbid Coöperatie UA");
and
A.
Symbid Foundation is the owner of all intellectual property rights to the Symbid platform, which can be used to conduct a business relating to the supply of services consisting of bringing together investors and entrepreneurs and the provision of information related to such services, investors and entrepeneurs ("Business").
B.
Symbid Coöperatie UA and its Affiliates (as defined below) conduct its respective businesses using the Symbid platform.
C.
Symbid Coöperatie UA wishes to obtain a license from Symbid Foundation to use the intellectual property rights refered to in paragraph A above, and wishes to be able to grant sublicenses for the use of such intellectual property rights to its Affiliates.
D.
As all intellectual property rights to the Symbid platform are owned by Symbid Foundation for continuity purposes, any related intellectual property rights created by Symbid Coöperatie UA and, pursuant to any sublicenses granted by Symbid Coöperatie UA to its Affiliates, by such Affiliates, will be transferred to Symbid Foundation.
E.
Symbid Foundation wishes to grant the license described above to Symbid Coöperatie UA, and Symbid Coöperatie UA and Symbid Foundation wish to agree on the transfer of newly created intellectual property rights to Symbid Foundation, subject to the terms of this intellectual property license and transfer agreement ("Agreement").

  IT IS HEREBY AGREED AS FOLLOWS:

1.
DEFINITIONS AND INTERPRETATION
1.1
In this Agreement the following words shall, unless the context requires otherwise or unless specified otherwise in this Agreement, have the following meanings:
Affiliate
any entity at any time controlling, controlled by or under common control with, a Party. The term control as used in this Agreement shall mean the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all voting equity interests in such entity;

Agreement	This intellectual property license and transfer agreement;
Business	as defined in Recital A;
Effective Date	November 1, 2016
Force Majeure Event	an event as specified in article 10.1;
Future Symbid IP
Any Intellectual Property Rights relating to or associated with the Symbid Platform, including any Improvements, created, acquired or otherwise owned by Symbid Coöperatie UA at or after the Effective Date;

Future Symbid Know-How	Any Symbid Know-How relating to or associated with the Symbid Platform, including any Improvements, created, acquired or otherwise owned by Symbid Coöperatie UA at after the Effective Date;

Improvements	any improvements, modifications, adaptations to or new uses or applications of the Symbid IP and/or the Symbid Know-How;
Intellectual Property Rights
all intellectual property rights, including copyrights, database rights, patents, designs, semiconductor rights, trademarks, trade names, and all other similar proprietary rights which exist in any part of the world together with (a) all applications and rights to apply therefore and (b) all renewals, extensions and revivals thereof;

Parties	Symbid Coöperatie UA and Symbid Foundation, and Party means any one of them;
Sublicense Agreement	a sublicense agreement entered into between Symbid Coöperatie UA and an Affiliate pursuant to article 3.1;
Sublicensees	any Affiliate with which Symbid Coöperatie UA has entered into a Sublicense Agreement

Symbid Content	the Symbid Coöperatie UA Content and the Symbid OpCo Content;
Symbid Coöperatie UA Content	any content, documents and other information uploaded in the Symbid Platform by Symbid Coöperatie UA;
Symbid OpCo Content	any content, documents and other information uploaded in the Symbid Platform by a Sublicensee;
Symbid IP	any Intellectual Property Rights owned by Symbid Foundation, including but not limited to the Intellectual Property Rights listed in Annex A;

Symbid Know-How
all information and techniques of any kind whatsoever that are associated with the Symbid IP in any way whatsoever, including any such information and techniques already in the public domain and including (i) the operation of any process, (ii) the manufacture, design or development of any product, (iii) any production technique or the provision of any service (iv) quality control, testing and certification and (v) research and development, owned by Symbid Foundation,  including but not limited to any information and techniques listed in Annex A;

Symbid Platform	The online crowdfunding platform;
Territory	world-wide
1.2
In this Agreement, unless specified otherwise:
a.
the singular includes the plural and vice versa, and each gender includes the other gender;
b.
a heading to an article or annex is for convenience only and does not affect in any way the interpretation thereof;
c.
the annexes and any other attachments to this Agreement form an integral part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the annexes and any other attachments to this Agreement; and
d.
the word “including” means “including, without limitation”.
2.1
Subject to the terms of this Agreement, Symbid Foundation hereby grants with retro-active effect as of November 1, 2016 to Symbid Coöperatie UA a perpetual, royalty-free license, including the right to grant sublicenses pursuant to article 3 hereof, to use the Symbid IP and the Symbid Know-How (i) to use the Symbid Platform to conduct the Business in the Territory and (ii) to further develop and maintain the Symbid Platform.

2.2
For the avoidance of doubt, the Parties agree that upon the transfer to Symbid Foundation of the Future Symbid IP and any Future Symbid Know-How pursuant to article 4.2, such Future Symbid IP and any Future Symbid Know-How shall be deemed included in the Symbid IP and Symbid Know-How licensed to Symbid Coöperatie UA pursuant to the license specified in article 2.1.
2.3
Symbid Coöperatie UA shall ensure, and shall procure that the Affiliates shall ensure, that the use of the Symbid IP and Symbid Know-How by Symbid Coöperatie UA and the Affiliates shall be in compliance with applicable law in the parts of the Territory in which the Symbid IP and Symbid Know-How are used.
3.1
Symbid Coöperatie UA shall be entitled to grant sublicenses to use the Symbid IP and the Symbid Know-How to Affiliates.
3.2
Any sublicense granted by Symbid Coöperatie UA to an Affiliate shall only be granted using a sublicense agreement template approved in writing by Symbid Foundation. Any Sublicense Agreement shall include an obligation for the Affiliate to transfer all rights to any intellectual property rights and know-how relating to the Symbid Platform created by it to Symbid Coöperatie UA.
4.1
Symbid Coöperatie UA acknowledges that all Intellectual Property Rights and other rights in the Symbid IP and the Symbid Know-How shall remain with Symbid Foundation. Nothing in this Agreement can be construed as a transfer of Intellectual Property Rights or other rights by Symbid Foundation to Symbid Coöperatie UA.
4.2
Symbid Coöperatie UA hereby sells, transfers, assigns and delivers in advance (bij voorbaat) to Symbid Foundation, and Symbid Foundation hereby purchases, accepts transfer, assignment and delivery in advance (bij voorbaat) of, all rights, title and interest in the Future Symbid IP and the Future Symbid Know-How, including any Future Symbid IP and Future Symbid Know-How transferred to Symbid Coöperatie UA by the Sublicensees pursuant to any Sublicense Agreement.
4.3
Symbid Coöperatie UA and Symbid Foundation agree and confirm that as consideration for the sale and assignment of the Future Symbid IP and Future Symbid Know-How to Symbid Foundation, that such Future Symbid IP and Future Symbid Know-How shall be deemed included in the Symbid IP and Symbid Know-How licensed to Symbid Coöperatie UA pursuant to article 2.1.
4.4
Symbid Coöperatie UA shall within one (1) month after the end of each calendar year provide a detailed written overview of all Future Symbid IP and the Future Symbid Know-How transferred to Symbid Foundation in such calendar year. The absence of such overview shall not affect any transfer of Future Symbid IP and the Future Symbid Know-How pursuant to article 4.2.

4.5
Insofar as necessary, Symbid Coöperatie UA and Symbid Foundation shall provide all assistance necessary and shall commit all acts and sign and execute all documents necessary to complete or perfect the sale, transfer, assignment and delivery of the Future Symbid IP and the Future Symbid Know-How, upon first written request of the other Party. Each Party hereby grants a power-of-attorney to the other Party to commit such acts and sign and execute such documents on its behalf in the event a Party refuses or is unable to do so.
4.6
Symbid Coöperatie UA hereby grants Symbid Foundation a power-of-attorney to have the sale, transfer, assignment and delivery of the Future Symbid IP recorded in the appropriate intellectual property registers.
4.7
Symbid Coöperatie UA shall pay any costs relating to the maintenance or renewal of the Symbid IP and the Future Symbid IP, and shall at the request of Symbid Foundation reimburse Symbid Foundation for any such costs paid by Symbid Foundation.
4.8
Symbid Coöperatie UA shall pay any costs relating to the recordal of the assignment and transfer of the Future Symbid IP in the appropriate intellectual property registers, and shall at the request of Symbid Foundation reimburse Symbid Foundation for any such costs paid by Symbid Foundation.
4.9
In addition to the transfer, assignment and delivery or all rights, title and interest in the Future Symbid Know-How by Symbid Coöperatie UA to Symbid Foundation pursuant to article 4.2, Symbid Coöperatie UA shall within two (2) weeks after providing the overview specified in article 4.4 provide to Symbid Foundation one or more appropriate physical or digital carriers containing the Future Symbid Know-How, the ownership rights to which carriers shall transfer to Symbid Foundation in accordance with article 4.2.
5.1
Any Symbid Content existing at the date of this Agreement and created during the term of this Agreement shall be owned by Symbid Foundation. The ownership rights to any such Symbid OpCo Content shall be deemed assigned and transferred by Symbid OpCo to Symbid Coöperatie UA in accordance with the transfer mechanism set out in article 4.
5.2
Any Symbid Content assigned and transferred by Symbid Coöperatie UA to Symbid Foundation pursuant to article 5.1 shall be licensed by Symbid Foundation to Symbid Coöperatie UA in accordance with the license terms specified in article 2.
6.1
This Agreement shall be effective as the Effective Date, and shall be in effect for an indefinite period of time.

6.2
Symbid Foundation is entitled to terminate this Agreement forthwith in writing in any of the following events:
a.
a request is made or a petition is filed for Symbid Coöperatie UA’s bankruptcy, Symbid Coöperatie UA is declared bankrupt, Symbid Coöperatie UA is granted a suspension of payments or becomes subject or other insolvency proceedings;
b.
Symbid Coöperatie UA is dissolved, liquidates its business or otherwise terminates or suspends its business activities;
c.
Symbid Coöperatie UA acts in breach of this Agreement and such breach has not been cured within sixty (60) days after a written notice of default.
6.3
Neither Party shall be liable to the other Party for any damages resulting from lawful termination of this Agreement.
6.4
The termination or rescission of this Agreement for any reason shall not in any way affect the validity of the transfers of any Intellectual Property Rights or other rights by Symbid Coöperatie UA to Symbid Foundation pursuant to this Agreement.
7.1
Each Party’s liability under this Agreement will be limited to compensation for direct damages caused by such Party, to a maximum of the total amount of one hundred thousand Euro (EUR 100.000,=) per event. In no event will the total compensation for direct damages amount to more than one hundred thousand Euro (EUR 100.000,=).
7.2
A Party’s total liability for damage as a result of death or injury will in any event not amount to more than the amount per event covered under its liability insurance policy, whereby a series of related events will be regarded as one event.
7.3
Neither Party shall be liable for indirect damages, including consequential damages, such as loss of income, savings not realized, loss due to interruption of operations and loss and costs incurred due to the loss of data.
8.1
Any Intellectual Property Rights or other rights licensed pursuant to this Agreement shall be licensed on an "as is" basis, without any warranties granted by the licensing Party.
8.2
Any Intellectual Property Rights or other rights transferred pursuant to this Agreement shall be transferred on an "as is" basis, without any warranties being granted by the transferring Party.
8.3
Symbid Foundation shall use its commercially reasonable efforts to maintain any Intellectual Property Rights included in the Symbid Foundation Technology.
9.1
Each Party will notify the other Party of any:
a.
actual, threatened or suspected infringement of any of the Symbid IP and/or the Symbid Know-How;
b.
proceedings commenced against Symbid Foundation or Symbid Coöperatie UA or any of its Affiliates in which the validity or ownership of any of the Symbid IP and/or the Symbid Know-How is disputed; and

c.
actual, threatened or suspected breach of confidentiality relating to the Symbid IP and/or the Symbid Know-How, as soon as reasonably practicable after it becomes aware of such matters. The parties will meet reasonably promptly following notification of any matter under this article 9 to decide (i) what action, if any, should be taken by Symbid Foundation and Symbid Coöperatie UA in respect of the relevant infringement or breach, and (ii) the division of the costs relating to such action between Symbid Coöperatie UA and Symbid Foundation.
9.2
Symbid Coöperatie UA shall assist Symbid Foundation at its request in taking all steps necessary to defend Symbid Foundation’s rights in the Symbid IP and/or the Symbid Know-How in the Territory.
9.3
Symbid Coöperatie UA shall, upon written request of Symbid Foundation and at Symbid Foundation´s expense, defend or settle any action, administrative suit or any other proceeding or threatened suit, claim or action to which Symbid Coöperatie UA is a Party and which concerns the Symbid IP and/or the Symbid Know-How. Symbid Coöperatie UA shall not settle any such action, suit or proceeding without Symbid Foundation’s written consent.
9.4
Notwithstanding article 9.3, Symbid Foundation shall at all times be entitled to take such action, legal or otherwise, as it may deem necessary or expedient to protect its ownership interests in the Symbid IP and/or the Symbid Know-How. Symbid Foundation shall inform and consult with Symbid Coöperatie UA when taking such action.
10.1
Neither Party shall be liable for any delay in, or failure of, performance hereunder due to any contingency reasonably beyond its control, rendering performance commercially unreasonable including, but not limited to, an act of God, war (declared or undeclared), terrorist acts, mobilization, riot, fire, flood, unavailability of transportation, goods or services, transportation embargoes or delays, or breakdowns in machinery or equipment, governmental restrictions or actions (“‘Force Majeure Event”); provided, however, that (i) strikes, labour disputes, shortages, or failure or delays of energy, materials, supplies or equipment, shall not constitute a Force Majeure event and (ii) the Party affected shall exert its reasonable best efforts to eliminate or cure or overcome any of such causes and to resume performance of its covenants.
10.2
During the occurrence of a Force Majeure Event, the non-performing Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone (to be confirmed in writing within five days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay. If, as a result of a Force Majeure Event, the performance of the affected Party’s obligations under this Agreement is only partially affected, such Party shall nevertheless remain liable for the performance of its obligations not affected by the Force Majeure Event.

10.3
If any Force Majeure Event substantially prevents, hinders, or delays the performance of a material obligation of a Party under this Agreement for more than ninety (90) consecutive days, the other Party may terminate this Agreement without incurring any liability.
11.1
Each Party agrees not to disclose any confidential or proprietary information of the other Party made available under this Agreement or in connection with this Agreement except as authorized in writing by the other Party, and shall require its directors and employees to keep such information confidential. Information shall in any event be considered confidential if so designated in writing by either of the Parties.
11.2
Each Party shall immediately, upon termination of this Agreement, surrender to the other Party, or certify that it has destroyed, all of the other Party's confidential or proprietary material.
11.3
The obligation to keep information confidential shall survive the termination of this Agreement for a period of five (5) years.
11.4
A Party shall be entitled to disclose confidential information to a third party if and to the extent:
a.
required by the law of any relevant jurisdiction;
b.
required by any securities exchange or by any regulatory or governmental body with jurisdiction over the Party;
c.
the information was independently developed by a Party without making use of the confidential information of the other Party;
d.
the information has become generally available to the public through no act or omission of the receiving Party;
e.
prior written consent to the disclosure has been given by the other Party; or
f.
required to enable a Party to enforce its rights or remedies under this Agreement, but any such information shall only be disclosed, where practicable and legally permitted, after consultation with the other Party.
12.1
All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be sent by registered mail, by courier, by facsimile transmission or by e-mail to the following addresses unless and until a Party notifies the other Party in accordance with this Clause 12.1 of another address in the Netherlands.

If to Symbid Coöperatie UA:	If to Symbid Foundation:
Symbid Coöperatie UA	Stichting Symbid IP Foundation
Marconistraat 16	Marconistraat 16
3029 AK Rotterdam	3029 AK Rotterdam
The Netherlands	The Netherlands
Attn: Board of Directors	Attn: Board

12.2
The rights and obligations of a Party under this Agreement cannot be assigned or transferred except with the prior written approval of the other Party.
12.3
Unless provided otherwise in this Agreement, the Parties shall each pay their own costs, charges and expenses in relation to this Agreement.
12.4
This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.
12.5
Any variation of this Agreement is not valid unless and until it is in writing and has been signed by or on behalf of the Parties.
12.6
If a provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining provisions. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of this Agreement.
12.7
A single or partial exercise of any right or remedy under this Agreement by Symbid shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. A waiver of any breach of this Agreement by Symbid shall not be deemed to be a waiver of any subsequent breach.
13.1
This Agreement is governed by and shall be construed in accordance with the laws of the Netherlands.
13.2
Any dispute arising out of or in connection with this Agreement shall be submitted xclusively to the competent courts in Rotterdam, the Netherlands, notwithstanding the right of appeal.

- signature page to follow -

In witness whereof, agreed upon and signed in two (2) counterparts by:

Symbid Coöperatie UA /s/ Maarten Timmerman	Symbid Coöperatie UA /s/ Robin Slakhorst
By: Maarten Timmerman	By: Robin Slakhorst
Position: Board member	Position: Board member

Stichting Symbid IP Foundation /s/ Robin Slakhorst
By: Gastropoda Equus B.V. By: Robin Slakhorst
Position: Board member

Stichting Symbid IP Foundation /s/ Korstiaan Zandvliet
By: Arena Amnis B.V. By: Korstiaan Zandvliet
Position: Board member

Annex A – Symbid IP and Symbid Know-How

1.
Symbid Intellectual Property of software platform. A copy of the current software has been provided on a USB-stick to Symbid Foundation as of the date of signing.
2.
The documents A copy of the Dropbox folders containing (i) the operation of any process, (ii) the manufacture, design or development of any product, (iii) any production technique or the provision of any service (iv) quality control, testing and certification and (v) research and development, owned by Symbid at the Effective Date, have been provided to Symbid Foundation at signing.
3.
The trademark registration.
-Symbid BV_Logo registration
-Symbid BV_Word mark registration
4.
The following domain name registrations.

crowdfundingcampus.com	1 jaar 13-08 2013
crowdfundingcampus.nl	1 jaar 10-08 2013
crowdxchange.nl	5 jaar 24-07 2018
equitybasedcrowdfunding.com	1 jaar 05-05 2014
equitycrowdfunding.com	1 jaar 14-07 2014
gloqus.com	5 jaar 07-09 2017
internationalcrowdfundingday.com	1 jaar 18-09 2013
kredietunies.eu	1 jaar 29-07 2014
kredietuniesnederland.be	1 jaar 29-07 2014
kredietuniesnederland.com	1 jaar 29-07 2014
kredietuniesnederland.eu	1 jaar 29-07 2014
kredietuniesnederland.nl	1 jaar 29-07 2014
nationalecrowdfundingdag.nl	1 jaar 18-09 2013
nuinvesteren.nl	1 jaar 05-05 2014
ownership4everyone.com	1 jaar 20-11 2013
ownershipforeveryone.com	1 jaar 20-11 2013
sameneigenaar.com	1 jaar 20-11 2013
simbid.nl	1 jaar 15-12 2013
sproutfunding.nl	5 jaar 05-05 2016
symbid.ae	1 jaar 19-12 2013
symbid.at	1 jaar 23-05 2014
symbid.be	5 jaar 20-03 2020
symbid.de	1 jaar 20-03 2014
symbid.dk	1 jaar 12-06 2014
symbid.eu	1 jaar 22-05 2014
symbid.fr	1 jaar 30-05 2014
symbid.it	1 jaar 23-01 2014
symbid.net	1 jaar 03-09 2013
symbid.nl	1 jaar 13-12 2013

symbid.ru	1 jaar 08-06 2014
symbidangels.com	1 jaar 20-11 2013
symbidangels.nl	1 jaar 20-11 2013
symbidbank.com	5 jaar 21-11 2016
symbidservices.com	1 jaar 20-11 2013
symbidservices.nl	1 jaar 20-11 2013
symbid.com	1 jaar 20-12 2013